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                                                                   EXHIBIT 10.37




                               PURCHASE AGREEMENT

         This Purchase Agreement (the "Agreement") is entered into effective as of November 17, 1995 by and between StorMedia Incorporated, a Delaware corporation, and StorMedia International Limited, a Cayman Islands corporation (collectively, "StorMedia") on the one hand, and Maxtor Corporation, a Delaware corporation ("Maxtor"), and Hyundai Electronics Industries Co., Ltd. ("HEI"), a Korean corporation (HEI and Maxtor are hereinafter collectively referred to as "Maxtor"), on the other hand.

                                   BACKGROUND

         Maxtor and StorMedia desire to enter into an agreement to provide for the establishment by StorMedia of a manufacturing operation in Singapore to produce thin film disks for use in Maxtor's hard disk drives.

         Maxtor desires to purchase the output of such operation from StorMedia in accordance with the terms and conditions of this Agreement.

         FOR VALUABLE CONSIDERATION, the parties agree as follows:

         1.       Definitions.

                  1.1 Facility. The StorMedia owned and operated manufacturing plant in Singapore that will produce the Product for Maxtor.

                  1.2 Product. Thin film aluminum, glass, or ceramic substrate disks and such other disk products as the parties shall hereafter agree in writing to be manufactured by StorMedia in StorMedia's facilities.

                  1.3 Schedule. The timeline for preparing and constructing the Facility for the production of the Product and Facility Ramp Plans to be mutually defined by the parties.

         2.       Facility.

                  2.1 Construction of Facility. StorMedia shall use reasonable efforts to secure, prepare, and/or construct the Facility and to qualify the first Sputtering Line in accordance with the Schedule. It is understood that time is of the essence of this Agreement.

                  2.2 Efficient Facility. StorMedia covenants to run the Facility at least as efficiently as compared to other StorMedia disk manufacturing facilities taking into account differences in product mix and the complexity of products manufactured at such facilities. Maxtor covenants to cooperate with and assist StorMedia in so operating the Facility efficiently.
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                  2.3 Quarterly Operational Review. The parties shall meet
quarterly to review the operations of the Facility with the goal of improving the efficiency of the Facility.

         3.       Supply Agreement.

                  3.1 Purchase Commitment. Maxtor shall purchase and StorMedia shall supply 4.5 million units of the Product per quarter during the duration of this Agreement fro ma combination of some or all of StorMedia's facilities in accordance with Exhibit A attached hereto. Maxtor's obligation to purchase Products from StorMedia is contingent upon StorMedia's Products meeting Maxtor's specifications and functional requirements.

                  3.2 Price of Disks. The purchase price of the disks shall be negotiated at a minimum of at least once per quarter by the parties and shall be set forth on purchase orders. Disk pricing will be competitive.

                  3.3 Payment Terms. Payment shall be made in U.S. dollars net forty-five (45) days from the date of an acceptable StorMedia invoice. Upon completion of the tender offer to purchase all of the outstanding shares of common stock of Maxtor by Hyundai Acquisition, Inc. ("HAI") and the subsequent merger between HAI and Maxtor, Maxtor and StorMedia will renegotiate the payment terms in good faith with the intent of reducing the payment terms to less than forty-five (45) days.

                  3.4 Terms and Conditions. The terms and conditions of the sale of the Product shall be Maxtor's standard purchase order terms and conditions (a copy of which is attached hereto) upon which the parties have been doing business modified to reflect the terms hereof. In the event such terms and conditions conflict with the terms and conditions of this Agreement, the terms of this Agreement shall govern.

         4.       Forecasts and Purchase Orders.

                  4.1 Forecasts. The parties shall periodically agree to a reasonable forecasting procedure.

                  4.2 Purchase Orders. Maxtor shall order Products by issuing purchase orders ("Purchase Orders"). StorMedia shall ship Products in accordance with such Purchase Orders. Purchase Orders must be placed thirty (30) days in advance of the requested shipment date set forth in the applicable Purchase Order. Maxtor may request a shipment date with a shorter lead time and StorMedia shall use its best efforts to meet such date.

                  4.3 Shipment. StorMedia shall deliver the Products to Maxtor F.O.B. StorMedia's facility. Maxtor shall bear all freight, insurance, duty and associated shipping and delivery charges from StorMedia's facilities.




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         5.       Term and Termination.

                  5.1 Term. This Agreement shall terminate on November 30, 1999. If Maxtor wishes to renew this Agreement, it shall so notify StorMedia in writing on or before December 31, 1998. The parties shall promptly discuss in good faith the proposed terms of such renewal.

                  5.2 Termination. This Agreement may be terminated prior to the end of its term by either party if the other party is in material default of this Agreement and such default is not corrected within 30 days of receipt of written notice setting forth this default. Such termination shall be effected by delivery to the defaulting party written notice of termination.

         6.       Confidential Information.

         All confidential information disclosed by either party to the other in connection with this Agreement shall be subject to the provisions of the Confidentiality Agreement dated effective November 15, 1995 between StorMedia and Maxtor.

         7.       Non-Competition.

                  7.1 Non-Competition. Maxtor and each assignee or successor of Maxtor, including HEI, agree not to engage directly or indirectly, as an owner, partner, shareholder, joint venturer or in any other capacity in the business of manufacturing and selling disks for hard drives anywhere in the world for a period of two (2) years from the effective date of this Agreement, subject to
Section 7.2 below.

                  7.2 Exceptions. It understood that HEI, its affiliates and/or subsidiaries (collectively hereinafter referred to as "HEI") intend to enter into the components manufacturing business. Therefore, nothing in this Agreement shall prevent HEI from acquiring and operating a disk manufacturing business, provided that HEI in operating such business shall only manufacture disks for internal use or to fulfill existing external contractual obligations to existing customers at the time of such acquisition and shall not seek to expand such business during the term specified in Section 7.1 above.

         8.       Notices.

         All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or by certified mail, postage prepaid or otherwise delivered by hand, by telecopy (with receipt confirmed), or by commercial express courier service, addressed as follows:

                  To StorMedia:             StorMedia Incorporated
                                            390 Reed Street
                                            Santa Clara, California 95050
                                            Attention:  Stephen M. Abely



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                  With a copy to:           Wilson, Sonsini, Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, California 94302
                                            Attention:  Judith M. O'Brien, Esq.

                  To Maxtor:                Maxtor Corporation
                                            2190 Miller Drive
                                            Longmont, Colorado 80501
                                            Attention:  Karl Chicca
                                            Vice President of Commodities

                  With a copy to:           Maxtor Corporation
                                            2190 Miller Drive
                                            Longmont, Colorado 80501
                                            Attention:  Glenn Stevens
                                            Vice President and General Counsel

         9.       Definitions.

                  9.1 HEI's Obligation. HEI shall cause Maxtor to faithfully perform its obligations under this Agreement and pay when due all amounts hereunder.

                  9.2 Governing Law. The substantive laws of the State of California govern this Agreement.

                  9.3 Severability. If any section or subsection of this Agreement is found by competent judicial authority to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of any such section or subsection in every other respect and the remainder of this Agreement shall continue in effect.

                  9.4 Amendment. This written Agreement may be modified only by a written amendment signed by persons authorized to so bind Maxtor and StorMedia.

                  9.5 Survival. The provisions of Sections 6 and 7 and all other obligations and duties which by their nature survive the expiration or termination of this Agreement shall remain in effect beyond any expiration or termination, except that Maxtor's obligations under Section 7 shall not survive termination if this Agreement was terminated by Maxtor for cause.

                  9.6 Force Majeure. Neither party shall be responsible for failure to fulfill its obligations under this Agreement due to fire, flood, war or other such cause beyond its control and without its fault or negligence provided it promptly notifies the other party.

                  9.7 Assignment. Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other party, except that either may assign the Agreement to

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wholly-owned subsidiary without the other's consent if the original party remains liable for such assignee's performance hereunder.

                  9.8 Waiver. The waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility herein shall not be deemed a waiver of subsequent instances or of either party's remedies for such noncompliance.

                  9.9 Compliance with Laws. Each party will comply with all applicable federal, state and local laws, regulations and ordinances including, but not limited to, the regulations of the U.S. Government relating to the export or re-export of machines, commodities, software and technical data insofar as they relate to the activities under this Agreement. Maxtor agrees that Products provided under this Agreement are subject to restrictions under the export control laws and regulations of the United States of America, including but not limited to the U.S. Export Administration Act and the U.S. Export Administration Regulations and Maxtor agrees to comply with all applicable laws and regulations.

                  9.10 Arbitration. The parties agree that any material dispute between the parties relating to this Agreement will be submitted to a panel of two senior executives of Maxtor and StorMedia. In the event the executives are unable to resolve such dispute within twenty (20) days after submission to them, such dispute shall be settled by arbitration in Santa Clara County, California in accordance with the Commercial Rules of the American Arbitration Association. the prevailing party in such dispute shall be entitled to collect reasonable attorneys fees and costs from the other party.

                  9.11 Publicity. Neither party shall disclose, advertise or publish the existence or terms and conditions of this Agreement, without prior written consent of the other party, except as may be required by law (including SEC regulations). The time and contents of any press release shall be jointly decided by the parties.

                  9.12 Entire Agreement. This Agreement constitutes the entire and exclusive Agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all previous agreements, commitments and writings in respect hereof.

                  9.13 Joint Work Product. This Agreement is the joint work product of representatives of the parties. For convenience it has been drafted in final form by one of the parties. Accordingly, in the event of ambiguities, no inferences will be drawn against either party solely on the basis of authorship of this Agreement.




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         IN WITNESS WHEREOF, the parties have set their hands hereto intending it to create a binding contract between the parties effective this 17th day of November, 1995.

MAXTOR CORPORATION                    STORMEDIA INCORPORATED

By: /s/ C.S. Park                     By: /s/ William J. Almon
        C.S. Park, President and CEO          William J. Almon, Chairman and CEO


                                      STORMEDIA INTERNATIONAL LIMITED

                                      By: /s/ William J. Almon



HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.

By: /s/ K.S. Yoo
        K. S. Yoo, Director, Corporate
        Planning and Coordination Office
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                                    EXHIBIT A

                               PURCHASE COMMITMENT

                    Time                           (1) Volume
                                                   (Millions/units)

                    CQ1 '96                        2.0

                    CQ2                            2.0

                    CQ3                            2.7

                    CQ4                            3.5

                    CQ1 '97                        4.5

                    Duration                       4.5

(1) Above volumes assume 100% 95mm. Total Volume (TV) is dependent on product mix of 95mm and 65mm according to formula shown below:

                  TV       =        1.6 x + x
                  where x is 95mm volume

         Example:          CQ1 '96 x = 2.0M 95mm
                           replace 1M 95mm w/ 65mm
                           Total = 1.6 (1.0M) + 1.0M
                           Total = 2.6M units